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THE LOEWEN GROUP INC.
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(NYSE, TSE: LWN)                                                           NEWS


Media Contact:    James Hoggan & Associates Inc.
                  Kirstin McLellan
                  (604) 739-7500 or
                  Email kmclellan@hoggan.com

Investor Contact: (800) 347-7010


                              FOR IMMEDIATE RELEASE

                THE LOEWEN GROUP REPORTS 1999 OPERATING EARNINGS
                                     UP 53%
                   o Improved 1999 and Fourth Quarter Results

       o Loewen takes non-cash asset impairment charge of $355.2 million
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VANCOUVER, BC - February 21, 2000 - THE LOEWEN GROUP INC. (NYSE, TSE: LWN),
today announced its unaudited results for the year and quarter ended December 31, 1999 and commented on the progress of its reorganization since the Company was granted court protection from creditors on June 1, 1999.

The Company achieved a 53 percent improvement in operating income to $106.6 million for 1999, compared with operating income of $69.9 million in 1998. The loss from operations in the fourth quarter was $2.9 million, an improvement of $43.5 million over the loss from operations of $46.4 million in fourth quarter of 1998. These are before a provision for asset impairment of $355.2 million in 1999 of which $340.1 million occurred in the fourth quarter.

Including the provision for asset impairment described above, reorganization costs and the impairment and contingent losses on two investments, the Company reported a net loss of $465.2 million ($6.40 per share) on gross revenue of $1,030.4 million for the year ended December 31, 1999, compared with a net loss of $599.0 million ($8.22 per share) on gross revenue of $1,136.2 million for the year ended December 31, 1998. For the quarter ended December 31, 1999, the Company reported a net loss of $368.7 million ($5.00 per share) on gross revenue of $223.7 million compared with a net loss of $606.8 million ($8.22 per share) on gross revenue of $260.7 million for the quarter ended December 31, 1998.

John S. Lacey, Chairman of the Board, said the results demonstrate that the Company's core business is sound, both on an operating and on a cash basis. "Our operating performance over the past year may be overshadowed by the large non-cash provisions we have made in the process of reorganizing for the future," Mr. Lacey said. "The improvements we have commenced in our operations have enabled the Company to generate positive operating income in 1999 and provide a foundation upon which management can continue to improve service to clients at competitive prices while reducing costs."


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FOURTH QUARTER 1999

Funeral home revenues for the fourth quarter were $147.5 million, a decrease of
6.5 percent from $157.7 million in the fourth quarter of 1998. This decrease was due to a reduced average revenue per funeral service and fewer funeral services, primarily, management believes, as a result of the bankruptcy filings. On a same store basis, the number of funerals performed was down 7.6 percent compared with the fourth quarter of 1998. Overall funeral home gross margins in Q4 1999 increased to 33.9 percent compared with 29.6 percent in Q4 1998. The Company performed approximately 39,500 funeral services during the fourth quarter of 1999 compared with 41,500 in the same period a year earlier.

"The significance of these quarterly results is that they were achieved during the second complete quarter of operations since the Company filed for creditor protection. The results demonstrate that our employees have performed well under difficult conditions and have succeeded in maintaining our level of service," Mr. Lacey said.

Fourth quarter cemetery revenues were down 32.1 percent to $53.5 million, compared with $78.8 million in the same quarter in 1998. This reflects the sale of 124 cemeteries on March 31, 1999 and the Company's previously announced changes to its commission structure and pre-need sales program. Cemetery gross margin was a loss of $8.5 million for the quarter compared with a loss of $28.5 million for the same period last year. This includes, in the fourth quarter of 1999, an increase in the cancellation reserve of $6 million and approximately $10 million of adjustments to reflect expected cemetery liabilities based on current costs and adjustments to mausoleum inventory and projects in progress. Before these adjustments, the cemetery gross margin was $7.5 million or 11.2 percent of cemetery revenue. Cemetery cash flow improved significantly to $2.8 million for the quarter ended December 31, 1999 compared with negative cash flow of $86.9 million in the same period last year.

General and administrative expenses were reduced by $13.6 million in the fourth quarter of 1999 from the same period in 1998. General and administrative expenses of $26.2 million included provisions for certain former employee and acquisition-related receivables. The Company continues to reduce its ongoing general and administrative costs.

The Company's results in the fourth quarter included a $340.1 million NON-CASH provision for asset impairment, primarily related to the 201 funeral homes and 170 cemeteries in the U.S. included in the asset disposition program previously announced December 15, 1999. In addition, the previously recorded loss of $13.5 million on the sale of 124 cemeteries on March 31, 1999 was reduced in the fourth quarter to $1.1 million. Other 1999 fourth quarter provisions included an aggregate $59.2 million for further impairment on the Company's investment in Prime Succession Holdings, Inc. and an adjustment to the accrual for contingent losses related to the potential future purchase obligations for both Prime Succession and Rose Hills Holdings Corp.

The Company incurred $14.4 million in reorganization costs during the quarter arising from expenses related to the June 1, 1999 filings under Chapter 11 of the U.S. Bankruptcy Code and under the Canadian Companies' Creditors Arrangement Act.

1999 ANNUAL RESULTS

Revenues for 1999 were $1,030.4 million, compared with $1,136.2 million in 1998. Including non-operating charges during 1999, the net loss for 1999 was $465.2 million ($6.40 per share). The loss includes $92.8 million of primarily non-cash reorganization charges relating to the Company's Chapter 11 and CCAA filings, a $355.2 million provision for asset impairment primarily in connection with the asset divestitures and $59.2 million for an investment impairment and adjustment to contingent losses on the Company's investments in Prime Succession and Rose Hills.

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Funeral home revenues in 1999 were $609.7 million, a 3.4 percent decrease. On a same store basis, the number of funerals performed was down 4.5 percent compared with 1998. Overall funeral home gross margins remained constant at 35.3 percent compared with 35.5 percent in 1998. Approximately 162,400 funerals in 1999 were performed compared with 163,400 in 1998.

Cemetery revenues in 1999 declined 20.0 percent to $326.6 million. This reflects the sale of 124 cemeteries on March 31, 1999 and the Company's previously announced changes to its commission structure and pre-need sales program. Cemetery gross margin increased to $52.8 million for the year compared with $51.3 million in 1998. Before the fourth quarter adjustments, the cemetery gross margin was $68.8 million or 21.1 percent of cemetery revenue. Cemetery cash flow improved by $145.9 million to $32.1 million in 1999.

Earnings from operations before provisions for asset impairment in 1999 improved by $36.7 million, or 53 percent to $106.6 million.

REORGANIZATION PROGRESS

Management's business plan has been presented to the Company's Board of Directors and to the court-appointed Official Unsecured Creditors' Committee. The plan comprises a complete review and evaluation of the Company's operations. The plan addresses both the Company's strategic direction and an internal restructuring.

Mr. Lacey commented: "The Company is committed to becoming a superior operating company. We are encouraged by the cooperative relationship we have with the Official Unsecured Creditors' Committee, by the good performance of our employees during this difficult period and by our ongoing capability to attract high-caliber people to Loewen."

"I must emphasize that the Loewen Group is faced with more than $2.2 billion of debt which, in reorganization, will rank ahead of the Common and Preferred shares. It is doubtful that the reorganization will result in distribution of any consideration to our current common and preferred shareholders."

DIP FACILITY

In July 1999, the Loewen Group obtained $200 million in debtors-in-possession ("DIP") financing to be used as working capital during the reorganization process. In 1999, the Company borrowed a maximum of $15 million under the DIP facility and today, the Company is using the facility only for letters of credit aggregating $20 million. The Company and its DIP lenders are undertaking a comprehensive review of the facility in conjunction with its business plan. The Company believes that sufficient cash resources currently exist to satisfy its near-term obligations and is considering a reduction in the DIP facility.

NYSE LISTING

As the Company has announced previously, the New York Stock Exchange is likely to begin the process of delisting the Company's shares later this month. This has been expected because of the Exchange's rule requiring, as a condition of continued listing, an average and absolute share price of no less than $1 over a 30-day trading period. The Company expects that its shares will continue to trade on The Toronto Stock Exchange.

ASSET DIVESTITURES

The Company is currently divesting 371 non-core funeral and cemetery operations through a process approved by the Bankruptcy Court on January 21, 2000. The Company has received over 1,600 inquiries on the divestiture process and has sent out information packages to over 600 potential bidders as a result. To date, the Company has received over 250 letters of intent for various groups of properties.

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BASIS OF PRESENTATION

The Company's attached unaudited consolidated statement of operations and deficit, balance sheet and cash flow statement have been prepared on a "going concern" basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As a result of the Chapter 11 and CCAA proceedings and circumstances relating to this event, including the Company's debt structure, recent losses and negative cash flow, such realization of assets and discharge of liabilities are subject to significant uncertainty.

The consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Additionally, the amounts reported could materially change as part of a plan of reorganization, since the reported amounts in these consolidated financial statements do not give effect to all adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. The appropriateness of the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to renegotiate and comply with the terms of the DIP financing and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its U.S. operations.


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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.

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